Exhibit 99.1
Volt Information Sciences Provides Update on Business Performance during the Fiscal Second Quarter and First Six Months 2012

New York, NY, July 6, 2012 – Volt Information Sciences, Inc. (OTC: VISI) today provided a business update and reported selected unaudited financial information for its fiscal second quarter and first fiscal six months of 2012 ended April 29, 2012. The Company noted that due to the previously announced ongoing accounting review and anticipated restatement, all numbers presented in this release are estimates.

The Staffing Services Segment, which accounts for a majority of the Company’s total revenue, had approximately $501 million of revenue in the second quarter 2012 compared to approximately $479 million for the same period in 2011. For the first six months of 2012 the Staffing Services Segment had approximately $963 million of revenue compared to approximately $929 million for the same period in 2011. The increase for the second quarter includes approximately $9 million primarily from increased associate vendor employees on assignment, and approximately $13 million from the recognition of previously deferred revenue, net of current period deferrals.  The increase for the six-month period includes approximately $20 million primarily from increased associate vendor employees on assignment and to a lesser extent from increased technology consulting and outsourcing services and solutions revenues in addition to the recognition of previously deferred revenue, net of current period deferrals.

On average, approximately 31,000 U.S. staffing employees were on assignment in the quarter compared to approximately 30,900 in the second quarter of 2011, and 31,200 for the first six months compared to 31,600 in the prior year six-month period.

The Telecommunications Services and Other segments both reported close to break-even operating results for the second quarters and first six months of both 2012 and 2011. Results for the Computer Systems Segment will be reported after the ongoing accounting review and anticipated restatement is completed.

Liquidity

During the first six months of 2012, the Company disbursed approximately $18 million in connection with the restatement and related investigations and used approximately $2 million in all other operating activities, used approximately $5 million for net capital expenditures, and disbursed approximately $2 million for the acquisition of an additional 10% interest in a foreign subsidiary. Borrowings under the accounts receivable securitization program increased by approximately $10 million during the first six months of 2012 and borrowings under all other credit facilities increased approximately $2 million. The Company transferred approximately $1 million during the first six months of 2012 to restricted cash as collateral for foreign currency borrowings and banking facilities.

On April 29, 2012, the Company had cash and cash equivalents of approximately $29 million and an additional approximately $36 million of cash set aside and restricted as collateral for foreign currency credit lines and banking facilities. The Company also had approximately $50 million available from its accounts receivable securitization program. Excluding the approximately $9 million of non-current debt, the Company’s consolidated borrowings were approximately $126 million at April 29, 2012, which included approximately $25 million of primarily foreign currency borrowings used to hedge foreign denominated receivables and fully collateralized by the restricted cash, and approximately $100 million drawn under the $150 million securitization program. The amount drawn under the securitization program was subsequently increased to approximately $120 million in May 2012. The increase in borrowings was primarily the result of the increase in Staffing revenues and related receivables, as payroll expenditures precede collections from customers, and also expenditures for the restatement and related investigations.

The Company believes that it has sufficient liquidity to meet its business requirements currently and for the foreseeable future.

VOLT INFORMATION SCIENCES, INC.

Unaudited, Estimated Condensed Statements of Cash Flows (in Thousands)

	Six Months Ended		Three Months Ended
	April 29, 2012	May 1, 2011	April 29, 2012	May 1, 2011

Cash and cash equivalents at beginning of the period	$44,568	$51,084	$46,648	$71,210

Cash used in connection with restatement and related investigations	(18,424)	(25,901)	(7,918)	(15,741)
Net cash (used in ) provided by all other operating activities	(1,734)	10,468	(27,811)	(24,516)
Net cash used in operating activities	(20,158)	(15,433)	(35,729)	(40,257)

Net cash used in investing activities	(6,642)	(8,213)	(2,386)	(3,599)

Net cash restricted as collateral for borrowings	(1,355)	642	(18)	1,311
Net cash provided by all other financing activities	12,260	9,923	20,158	9,338
Net cash provided by financing activities	10,905	10,565	20,140	10,649

Net decrease in cash and cash equivalents	(15,895)	(13,081)	(17,975)	(33,207)
Cash and cash equivalents at end of the period	$28,673	$38,003	$28,673	$38,003

Note: Due to the ongoing accounting review and anticipated restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Borrowing and Cash Positions (in Thousands)
	April 29, 2012	October 30, 2011

Cash and cash equivalents	$28,673	$44,568
Cash restricted as collateral for borrowings	35,545	34,190
Short-term investments	5,541	5,511
Total cash, cash restricted for borrowings and short-term investments	$69,759	$84,269

Short-term borrowings, including current portion of long-term debt
Accounts receivable securitization program	$100,000	$90,000
Bank loans and other	25,960	23,330
Long-term debt, excluding current portion	9,459	9,817
Total short-term borrowings and long-term debt	$135,419	$123,147

Note: Due to the ongoing accounting review and anticipated restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Preliminary Nature of Information

The financial information contained in this press release is preliminary and unaudited, and has been prepared by management based on currently available company data. This financial information is subject to change based on the completion of the Company’s ongoing review of accounting matters, the completion of its fiscal 2012, 2011, 2010 and 2009 annual financial statements, the effects of the accounting review on financial results for the fiscal years 2005 through 2008, the restatement of stockholders’ equity as of the beginning of fiscal year 2005 for the effects of adjustments prior to that year, and the completion of the audit of the financial statements by the Company’s independent accountants.  The process of restating prior years’ financial statements is expected to result in changes to the Company’s financial statements for fiscal years 2005 through 2008 due to the correction of errors in the application of certain accounting principles and methodologies that individually or in the aggregate may be material. There can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2012, 2011, 2010 and 2009 Form 10-Ks and other reports.

Since the re-evaluation is ongoing, the Company has limited the scope of the financial information released today to the selected unaudited financial information included in this release. The Company does not expect to be in a position to announce audited financial results for fiscal 2012, 2011, 2010 or 2009 (or prior years) until appropriate accounting adjustments and restated financial statements have been finalized for 2008 and prior periods, its independent accountants have completed their audit procedures, and amended Reports on Forms 10-K and 10-Q have been filed with the SEC for such related periods.

Please refer to the Company’s reports filed with the SEC for further information.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “could,” “seek,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” “optimistic”, “confident”, “project,” “intend,” “strategy,” “designed to,” and similar expressions are intended to identify forward-looking statements about the Company’s results of operations, future plans, objectives, performance, intentions and expectations.  Forward-looking statements are subject to a number of known and unknown risks, including, among others, the timing of, and effects of the continued delay in, filing the Company’s financial statements with the Securities and Exchange Commission, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives,   that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.

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Contact:
James Whitney
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921